Exhibit 10.1

Martha Stewart Living Omnimedia, Inc.

601 West 26th Street

New York, NY 10001

December 13, 2013

Mr. Dan Taitz

24 Latonia Road

Rye Brook, NY 10573

Reference is made to your Employment Agreement dated as of August 22, 2011 (the “Agreement”) setting forth the terms and conditions of your employment with Martha Stewart Living Omnimedia, Inc. (the “Company”), and to your Stock Option Agreements dated August 22, 2011 and March 1, 2013 and your Restricted Stock Unit Agreements dated August 22, 2011, August 22, 2012 and March 1, 2013 (collectively, the “Award Agreements”). Defined terms utilized herein and not otherwise defined shall have their respective meanings as set forth in the Agreement or in the Award Agreements, as the case may be.

WHEREAS, the Company desires to provide for an orderly transition of your responsibilities and for the termination of your employment with the Company which shall be treated as a termination by the Company without Cause.

NOW, THEREFORE, the Board has approved certain amendments to the Agreement and effective as of the date hereof, this letter will serve to amend the Agreement as follows:

1. Notwithstanding anything to the contrary contained in the Agreement, and unless your employment is earlier terminated pursuant to Section 7 of the Agreement, the Employment Term will end on December 31, 2013 (the “Termination Date”).

2. As of the Termination Date, you shall automatically and without taking any further actions be deemed to have resigned from all officer and director positions then held by you with the Company and all of its subsidiaries and joint ventures, if any. If requested by the Company, you agree to sign appropriate resignation letters to document such resignation(s).

3. During the period from the date hereof until the Termination Date, you will continue to fulfill your duties to the Company as set forth in Section 2 of the Agreement (including, without limitation, the requirement that you devote substantially all of your business time and attention to the businesses of the Company and its subsidiaries and affiliates), and you will continue to comply with the covenants set forth in Section 10 of the Agreement.

4. Provided that your employment is not terminated by the Company for Cause or by you prior to the Termination Date: (x) the termination of your employment on the Termination Date pursuant to paragraph 1 of this letter will be deemed to be a termination of your employment by the Company without Cause for all purposes of the Agreement (including, without limitation, for purposes of Sections 9(a) and 9(c) of the Agreement) and for all purposes of the Award

Agreements; and (y) subject to the provisions of Sections 9(e) of the Agreement, upon the termination of your employment on the Termination Date pursuant to paragraph 1 of this letter, you will be entitled to receive the payments and benefits provided in Section 9(c) of the Agreement (in addition to the payments and benefits provided in Section 9(a) of the Agreement and any payments and benefits under the Award Agreements to the extent provided therein). You acknowledge and agree that on the Termination Date, you will not be owed any amount for accrued vacation.

5. The release referred to in Section 9(e) of the Agreement shall be in the form attached hereto as Exhibit A.

6. You acknowledge and agree that the Company is expressly relying on your continued compliance with the covenants in Section 10(d) of the Agreement as additional consideration for the Company to agree to the amendments to the Agreement as set forth herein and that any breach or threatened breach of such covenants would cause irreparable injury to the Company entitling the Company to seek relief, including without limitation money damages and/or injunctive relief.

7. As a material inducement to cause you to agree to the amendments to the Agreement as set forth herein, the Company represents and warrants to you that as of the date hereof the Board is not aware of any facts, circumstances or events that would afford the Company the right to terminate your employment for Cause pursuant to the Agreement.

8. As a material inducement to cause the Company to agree to the amendments to the Agreement as set forth herein, you agree not to assert the existence of “Good Reason” (as defined in Section 7(b)(iv) of the Agreement and in certain of the Award Agreements) as a basis for the termination of your employment by the Company prior to the Termination Date.

9. Subject to the right of the Company to comply with applicable securities laws and regulations, you shall have reasonable approval over any public statements, filings or announcements concerning the terms of this letter and the termination of your employment by the Company.

10. Except as expressly set forth in this letter, all other terms and conditions of the Agreement and the Award Agreements shall remain in full force and effect.

Please indicate your agreement to the foregoing amendments to the Agreement by signing and returning a copy of this letter to Allison Hoffman at your earliest convenience.

Sincerely,

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:	/s/ Allison Hoffman
Name:	Allison Hoffman
Title:	EVP—General Counsel and Secretary

AGREED TO BY EMPLOYEE:

I have read and understand the above terms and conditions and by signing below I agree to the terms and conditions of the amendments to the Agreement as set forth in this letter.

/s/ Daniel Taitz
Daniel Taitz
December 13, 2013

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is executed by Daniel Taitz (“Executive”) pursuant to Section 9(e) of the Employment Agreement between Executive and Martha Stewart Living Omnimedia, Inc. dated as of August 22, 2011, as amended by letter dated December 13, 2013 (collectively, the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive acknowledges that the consideration to be provided to Executive under the Employment Agreement is sufficient to support this Release; and

WHEREAS, Executive understands that the Company regards the representations by Executive in the Employment Agreement and this Release as material and the Company is relying upon such representations in paying amounts to Executive pursuant to the Employment Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Executive’s employment with the Company terminated on December 31, 2013, and Executive has and will receive the payments and benefits set forth in Section 9 of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

2. Executive hereby irrevocably releases the Company, its past and present parents, subsidiaries and affiliates, and the directors, officers, employees, shareholders, attorneys, agents, representatives and advisors and the successors, predecessors and assigns of each of such persons and entities (and those acting on their behalf in any capacity whatsoever) (collectively, the “Company Released Parties”) from all claims, counterclaims, actions, complaints, causes of action, judgments, debts, rights to indemnification, demands or suits, at law or in equity, known or unknown, arising from, relating to or otherwise concerning Executive’s service with the Company and its subsidiaries and affiliates, which Executive or any of his executors, administrators or heirs and the successors, predecessors and assigns of each of the foregoing ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the effective date of this Release (the “Release of Claims”). This Release of Claims includes, without limitation, any claims arising out of federal, state or local wage payment, discrimination, sexual harassment, hostile work environment, retaliation, and fair employment practice law, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621 et seq. (“ADEA”), the Americans with Disabilities Act, as amended, 42 U.S.C. Sections 12101 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. Sections 2601 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. Sections 201 et seq., the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001 et seq., and any other federal, state or local law or ordinance (whether common law or statutory) dealing with discrimination in employment on the basis of sex, gender, age, race, color, national origin, religion, disability or equal pay requirements, or other protected category, including, without limitation, such claims based on theories of the mental and physical condition, sexual harassment, hostile work environment, retaliation, contract or tort. Excluded from the scope of this Release of Claims, however, are: (i) any rights Executive has to receive the payments and benefits set forth in Section 9 of the Employment Agreement in accordance with the terms and subject to the conditions thereof; (ii) any rights Executive has arising after the effective date of this Release under Executive’s Stock Option Agreements dated August 22, 2011 and March 1, 2013 and Restricted Stock Unit Agreements dated August 22, 2011, August 22, 2012 and March 1, 2013; and (iii) any rights Executive has or hereafter acquires to indemnification and advancement of expenses in accordance Section 11 of the Employment Agreement or the provisions of certificates of incorporation, by-laws or other governing documents of the Company and its subsidiaries and affiliates. Executive covenants not to sue the Company or any other person or entity described above, at law or in equity, in any forum, for any claims, counterclaims, actions, complaints or causes of actions that are within the scope of this Release of Claims.

3. Executive hereby acknowledges and confirms that: (i) he was advised by the Company to consult with an attorney of his own selection regarding the terms of this Release of Claims; (ii) he was given a period of not fewer than twenty-one (21) days to consider the terms of this Release of Claims and to consult with an attorney of his own selection with respect thereto, although he was free to sign this Release of Claims at any time during such period; and (iii) he knowingly and voluntarily accepts the terms of this Release of Claims.

4. Executive understands that he may revoke this Release of Claims with respect to claims arising under ADEA at any time within seven (7) days of the date of his signing by providing written notice to the Company at the address specified in Section 15 of the Employment Agreement, and that with respect to claims arising under ADEA, this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if he has not timely revoked it.

5. The invalidity or unenforceability of any provision or provisions of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

6. The validity, interpretation, construction and performance of this Release shall be governed by the law of the State of New York without regard to its conflicts of law principles. In the event of any dispute regarding this Release, the provisions of Section 24 of the Employment Agreement shall govern.

7. The Employment Agreement and this Release constitute the entire understanding between the parties with respect to the subject matter hereof. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

Date:
Daniel Taitz

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